Exhibit 99.1

Potlatch Corporation
601 W. First Ave., Suite 1600
Spokane, WA 99201
509.835.1500
www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Media)	(Investors)
	Matt Van Vleet	Douglas D. Spedden
	509.254.1571	509.835.1549

Potlatch to Acquire 179,000 Acres of Idaho Forestland

SPOKANE, Wash — (BUSINESS WIRE) — September 12, 2007—Potlatch Corporation (NYSE:PCH) today announced an agreement to acquire approximately 179,000 acres of timberland in Idaho for approximately $215 million from Western Pacific Timber, LLC, representing $1,200 per acre. The transaction will occur in two phases, with the majority of timberlands to be acquired in the first phase, which is expected to close in September 2007, and the remaining timberlands to be acquired in the second phase, which is expected to close in January of 2008. The transaction will be financed through the company’s existing bank credit facility and cash on hand.

The timberland, located in the heart of central Idaho’s premier outdoor recreational corridor, contains stocked forests of ponderosa pine and mixed fir. The majority of the ownership is less than a two-hour drive from Boise, Idaho, and is adjacent to the mountain communities of McCall, New Meadows and Donnelly. Tamarack Resort, the newest four-season ski and golf resort in the West, is in close proximity to the property.

“In addition to increasing our overall core timberland base, the lands offer exceptional recreation amenities and real estate value to those interested in active outdoor recreation in the heart of Idaho,” said Vice President of Real Estate William R. DeReu.

As it does with its other properties, the company will stratify these central Idaho forestlands into core timberland for growing merchantable timber, and non-core and higher and better use (HBU) lands for real estate sales.

Potlatch will manage the lands for timber production, real estate development and recreational amenities. With this acquisition, Potlatch will own approximately 1.7 million acres of timberland in the United States, with a total of 830,000 acres in Idaho.

“The central Idaho acquisition illustrates our commitment to grow our ownership in regions where we have experience as a leading timberland management company, and the purchase will be immediately accretive to cash flow,” said Chairman, President, and Chief Executive Officer Michael J. Covey. “This acquisition also complements our strategy to sell and acquire land through 1031 like-kind exchanges that maximize the tax efficiency of transactions for shareholders.”

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with 1.5 million acres of timberland in Arkansas, Idaho, Minnesota and Wisconsin. Through its taxable REIT subsidiary, the company also operates 13 manufacturing facilities that produce lumber and panel products and bleached pulp products, including paperboard and tissue. The company also conducts a real estate sales and development business through its taxable REIT subsidiary. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its resources.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation statements regarding real estate values, cash flows, 1031 exchanges and taxes. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements.

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